032 U.S. Government Income Trust Attachment
9/30/06 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A For the period ended September 30, 2006, Putnam management has assumed $16,381 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 	Class A	47,299
      Class B	5,565
      Class C	607

72DD2 	Class M	1,379
      Class R   12
      Class Y   258

73A1		Class A	0.539
      Class B	0.439
      Class C	0.438

73A2		Class M	0.503
Class R	0.506
      Class Y	0.575

74U1 	Class A	82,006
      Class B	10,252
      Class C	1,229

74U2 	Class M	2,388
      Class R   30
      Class Y   349

74V1		Class A	13.03
      Class B	12.96
      Class C	13.01

74V2		Class M	13.02
      Class R	13.02
      Class Y	13.00




Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of certain costs related to actions involving claims of market timing activity in certain Putnam Funds have been submitted by the investment manager of the Registrant/Series.